UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the registrant ☒
Filed by a party other than the registrant ☐
Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive proxy statement
☐	Definitive additional materials
☐	Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

FRANKLIN CREDIT MANAGEMENT CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of filing fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, schedule or registration statement no.:
(3)	Filing party:
(4)	Date filed:

FRANKLIN CREDIT MANAGEMENT CORPORATION
101 Hudson Street
Jersey City, New Jersey 07302

April 30, 2007

To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Franklin Credit Management Corporation (the “Company”), which will be held at the corporate offices of the Company, located at 101 Hudson Street, 25th floor, Jersey City, New Jersey on Tuesday, June 5, 2007, at 2:00 P.M., Eastern Daylight Time.

The Notice of Annual Meeting and Proxy Statement covering the formal business to be conducted at the Annual Meeting follow this letter and are accompanied by the Company’s Annual Report for the fiscal year ended December 31, 2006.

We hope you will attend the Annual Meeting in person. Whether or not you plan to attend, please complete, sign, date and return the enclosed proxy promptly in the accompanying reply envelope to assure that your shares are represented at the meeting.

Sincerely yours,
/s/ Thomas J. Axon

THOMAS J. AXON
Chairman and President

FRANKLIN CREDIT MANAGEMENT CORPORATION
101 Hudson Street
Jersey City, New Jersey 07302
(201) 604-1800

NOTICE OF 2007 ANNUAL MEETING OF STOCKHOLDERS
June 5, 2007

Notice is hereby given that the Annual Meeting of Stockholders of Franklin Credit Management Corporation (the “Company”) will be held at the corporate offices of the Company, located at 101 Hudson Street 25th floor, Jersey City, New Jersey, at 2:00 P.M., Eastern Daylight Time, on Tuesday, June 5, 2007 for the following purposes:

1.	to elect three directors to Class 2 of the Company’s Board of Directors;

2.	to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007; and

3.	to transact such other business as may be properly brought before the meeting and any adjournment or postponement thereof.

The Board of Directors unanimously recommends that you vote FOR the election of all three nominees as Class 2 Directors and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Stockholders of record at the close of business on April 16, 2007 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof.

Whether or not you plan to attend the Annual Meeting in person, please complete, sign, date and return the enclosed proxy in the reply envelope provided which requires no postage if mailed in the United States. Stockholders attending the Annual Meeting may vote in person even if they have returned a proxy. By promptly returning your proxy, you will greatly assist us in preparing for the Annual Meeting.

By Order of the Board of Directors,

/s/ Thomas J. Axon

THOMAS J. AXON
Chairman
Jersey City, New Jersey
April 30, 2007

FRANKLIN CREDIT MANAGEMENT CORPORATION
101 Hudson Street
Jersey City, New Jersey 07302
(201) 604-1800

PROXY STATEMENT FOR
2007 ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 5, 2007

General Information

This Proxy Statement and the enclosed form of proxy are being furnished, commencing on or about April 30, 2007, in connection with the solicitation of proxies in the enclosed form by the Board of Directors of Franklin Credit Management Corporation, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders (“Stockholders”) of the Company (the “Annual Meeting”). The Annual Meeting will be held at the corporate offices of the Company, located at 101 Hudson Street, 25th floor, Jersey City, New Jersey, at 2:00 P.M., Eastern Daylight Time, on Tuesday, June 5, 2007, and at any adjournment or postponement thereof, for the purposes set forth in the foregoing Notice of 2007 Annual Meeting of Stockholders.

The annual report of the Company, containing financial statements of the Company as of December 31, 2006, and for the year then ended (the “Annual Report”), has been delivered to you or is included with this proxy statement.

A list of the Stockholders entitled to vote at the Annual Meeting will be available for examination by Stockholders during ordinary business hours for a period of ten days prior to the Annual Meeting at the Company’s offices on the 25th floor of 101 Hudson Street, Jersey City, New Jersey. A Stockholder list will also be available for examination at the Annual Meeting.

If you are unable to attend the Annual Meeting, you may vote by proxy on any matter to come before that meeting. The enclosed proxy is being solicited by the Board of Directors. Any proxy given pursuant to such solicitation and received in time for the Annual Meeting will be voted as specified in such proxy. If no instructions are given, proxies will be voted (i) FOR the election as Directors of the three nominees named below under the caption “Election of Directors” to Class 2 of the Board of Directors, (ii) FOR the ratification of the appointment of Deloitte & Touche LLP (“D&T”) as independent registered public accounting firm for the Company’s fiscal year ending December 31, 2007, and (iii) in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting. Attendance in person at the Annual Meeting will not of itself revoke a proxy; however, any Stockholder who does attend the Annual Meeting may revoke a proxy orally and vote in person. Proxies may be revoked at any time before they are voted by timely submitting a properly executed proxy with a later date or by sending a written notice of revocation to the Secretary of the Company at the Company’s principal executive offices.

This Proxy Statement and the accompanying form of proxy are being mailed to Stockholders of the Company on or about April 30, 2007.

Following the original mailing of proxy solicitation material, executive and other employees of the Company and professional proxy solicitors may solicit proxies by mail, telephone, telegraph and personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries who are record holders of the Common Stock to forward proxy solicitation material to the beneficial owners of such stock, and the Company may reimburse such record holders for their reasonable expenses incurred in such forwarding. The cost of soliciting proxies in the enclosed form will be borne by the Company.

The Board of Directors unanimously recommends that you vote FOR the election of the three nominees named below under the caption “Election of Directors” to Class 2 of the Board of Directors and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

Voting of Shares

The holders of one-half of the outstanding shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business. Shares represented by proxies that are marked “abstain” will be counted as shares present for purposes of determining the presence of a quorum on all matters. Brokers holding shares for beneficial owners in “street name” must vote those shares according to specific instructions they receive from the owners of such shares. If instructions are not received, brokers may vote the shares, in their discretion, depending on the type of proposals involved. “Broker non-votes” result when brokers are precluded from exercising their discretion on certain types of proposals. Brokers have discretionary authority to vote on all of the proposals being submitted hereby to the Stockholders. Shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters, but will not be treated as shares entitled to vote at the Annual Meeting on those matters as to which authority to vote is withheld by the broker.

The election of each nominee for Director requires a plurality of votes cast. Accordingly, abstentions and Broker non-votes will not affect the outcome of the election; votes that are withheld will be excluded entirely from the vote and will have no effect. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the appointment of the independent registered public accounting firm. On these matters the abstentions will have the same effect as a negative vote. Because Broker non-votes will not be treated as shares that are present and entitled to vote with respect to a specific proposal, a Broker non-vote will have no effect on the outcome. Proxies solicited by the Board of Directors will be voted FOR the election of the three nominees named below under the caption “Election of Directors” to Class 2 of the Board of Directors and FOR the ratification of the appointment of D&T as independent registered public accounting firm for the Company’s fiscal year ending December 31, 2007, unless Stockholders specify otherwise.

The Company will appoint an inspector to act at the Annual Meeting who will: (1) ascertain the number of shares outstanding and the voting powers of each; (2) determine the shares represented at the Annual Meeting and the validity of the proxies and ballots; (3) count all votes and ballots; (4) determine and retain for a reasonable period of time a record of the disposition of any challenges made to any determinations by such inspector; and (5) certify his determination of the number of shares represented at the Annual Meeting and his count of all votes and ballots.

Only Stockholders of record at the close of business on April 16, 2007 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. As of the close of business on April 16, 2007, there were outstanding 8,025,295 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”). Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting and any adjournment or postponement thereof, with no cumulative voting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information, as of April 16, 2007, with respect to beneficial ownership of Coommon Stock and the percentages of beneficial ownership by:

•	each person, group or entity known to the Company to beneficially own more than 5% of the Company’s outstanding Common Stock;

•	each of the Company’s directors and named executive officers;

•	all of the Company’s directors and executive officers as a group.

The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Under the rules of the Securities and Exchange Commission, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of that security, or “investment power,” which includes the power to dispose of or to direct the disposition of that security. A person is also deemed to be a beneficial owner of any security as to which that person has a right to acquire beneficial ownership presently or within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner to the same securities, and a person may be deemed to be the beneficial owner of the same securities as to which that person has no economic interest. Including those shares in the tables does not, however, constitute an admision that the named stockholder is a direct or indirect beneficial owner of those shares.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Percentage (%) of Common Stock Outstanding
Thomas J. Axon	3,418,749	42.6%
Michael Bertash	8,000 (2)	*
Robert M. Chiste	6,000 (3)	*
Frank B. Evans, Jr.	876,425 (4)	10.9%
Alexander Gordon Jardin	118,000 (5)	1.5%
Steven W. Lefkowitz	301,650 (6)	3.8%
Allan R. Lyons	85,500 (7)	1.1%
William F. Sullivan	76,700 (8)	*
Joseph Caiazzo	195,520 (9)	2.4%
Paul D. Colasono	17,000	*
Jeffrey R. Johnson	55,000	*
All Directors and Executive Officers as a group (11) persons)	5,098,544 (10)	62.2%

*      Indicates beneficial ownership of less than one (1%) percent.

(1)	Unless otherwise indicated the address of each beneficial owner identified is C/O Franklin Credit Management Corporation, Six Harrison Street, New York, New York 10013.

(2)	Includes 8,000 shares issuable upon exercise of options exercisable within sixty days.

(3)	Includes 6,000 shares issuable upon exercise of options exercisable within sixty days.

(4)
Includes 20,000 shares, the aggregate of 5,000 shares beneficially owned by each of four minor children for which Mr. Evans is the trustee. Includes 33,000 shares issuable upon exercise of options exercisable within sixty days.

(5)	Includes 3,000 shares issuable upon exercise of options exercisable within sixty days.

(6)	Includes 13,000 shares issuable upon exercise of options exercisable within sixty days. Includes 47,500 shares beneficially owned by Mr. Lefkowitz’s wife.

(7)	Includes 22,000 shares issuable upon exercise of options exercisable within sixty days.

(8)	Includes 30,000 shares issuable upon exercise of options exercisable within sixty days.

(9)	Includes 90,000 shares issuable upon exercise of options exercisable within sixty days.

(10)	Includes 177,000 shares issuable upon exercise of options exercisable within sixty days.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s Directors and Officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms that they file.

Based solely on review of the copies of such reports furnished to the Company during 2006, the Company believes that all Section 16(a) filing requirements applicable to its Officers, Directors and ten percent stockholders were complied with except: each of Messrs. Caiazzo, Sullivan, and Lyons belatedly filed a report in connection with a single transaction.

PROPOSALS

The Board of Directors unanimously recommends that you vote FOR the election of the three nominees named below under the caption “Election of Directors” to Class 2 of the Board of Directors and FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

PROPOSAL 1 - ELECTION OF DIRECTORS

Nominees for Election

The Board of Directors is divided into three classes, and is comprised of eight directors. Each class is elected in a different year for a term of three years, except to the extent that shorter terms may be required to effect an appropriate balance among the classes in the event of an increase in the number of Directors or to the extent any class of preferred stock issued in the future entities the holders thereof to designate a director or directors with a longer or shorter term. It is proposed to elect three Directors to Class 2 of the Board of Directors, each for a term of three years. Each of the nominees named below is currently a member of the Board of Directors and has consented to serve if elected.

Pursuant to the NASDAQ Marketplace Rules, a majority of the Board of Directors must be comprised of independent directors as defined in NASDAQ Marketplace Rule 4200. Accordingly, the Board of Directors has concluded that each of Michael Bertash, Frank B. Evans, Steven W. Lefkowitz, Robert M. Chiste and Allan R. Lyons qualifies as an independent director.

Unless instructed otherwise, the enclosed proxy will be voted FOR the election of the nominees named below. Voting is not cumulative. While management has no reason to believe that the nominees will not be available as candidates, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies may, in their discretion, determine. Proxies cannot be voted for a greater number of persons than the number of nominees named.

The Board of Directors unanimously recommends a vote FOR the election of each of Michael Bertash, Frank B. Evans, Jr. and Steven W. Lefkowitz as a Class 2 Director to hold office until the 2010 annual meeting of stockholders and until each of their respective successors is elected.

Director Nominee Information

Nominees for Class 2 Directors with Terms Expiring in 2007

Michael Bertash, 53, was elected a Director of the Company in 1998. Mr. Bertash has served as Chief Executive Officer of New York Capital Advisers, LLC, an investment management firm, since August 2004. From February 1997 until July 2004, Mr. Bertash served as a Senior Vice President with J. & W. Seligman &. Co., an investment management firm. Mr. Bertash was an Associate Director of the asset management division of Bear, Stearns & Co., Inc., a worldwide investment bank and brokerage firm, from October 1991 until January 1997. Mr. Bertash holds a Bachelor of Science degree in Operations Research from Syracuse University and a Master of Business Administration degree from New York University.

Frank B. Evans, Jr., 54, was elected a Director of the Company in 1994. Mr. Evans co-founded Franklin Credit Management Corporation and served as the Company’s Vice President, Treasurer, Secretary and Chief Financial Officer from December 1994 until November 1998. Mr. Evans also served as the Company’s Secretary, Treasurer, a Vice President and a member of the Company’s Board of Directors from its inception in 1990 until the Company’s merger with Miramar Resources, Inc. in December 1994. Mr. Evans has served as Chief Executive Officer of Core Engineered Solutions, Inc., a Herndon, Virginia design/build firm that specializes in fuel and chemical storage systems, since its inception in 1990. Mr. Evans is a Certified Public Accountant and holds a Bachelor of Science degree from the University of Maryland and a Masters in Business Administration degree from the University of Southern California.

Steven W. Lefkowitz, 50, was elected a Director of the Company in 1996. Mr. Lefkowitz has served as the founder and President of Wade Capital Corporation, a privately held investment firm, since 1990. From 1988 to 1990, Mr. Lefkowitz served as a Vice President of Corporate Finance for Drexel Burnham Lambert, Incorporated, where he had been employed since 1985. Mr. Lefkowitz serves on the Board of Directors of several private companies. Mr. Lefkowitz holds a Bachelor of Arts degree in History from Dartmouth College and a Masters in Business Administration degree from Columbia University.

Class 1 Directors with Terms Expiring in 2009

Robert M. Chiste, 59, was elected a Director of the Company in 2005, and also served as a member of the Board of Directors from 1994 until 2001. Mr. Chiste has served as Chairman, President, Chief Executive Officer and a director of Comverge, Inc., a publicly-traded energy solutions company, since October 2001. Since September 1999, Mr. Chiste has served as Chairman of FuelQuest, Inc., a business-to-business e-commerce enterprise in the fuels and lubricant industry. Since July 1998, Mr. Chiste has served as Chairman of TriActive, Inc., a network and systems management company. From March 2000 until October 2001, Mr. Chiste was a private investor. Mr. Chiste holds a Bachelor of Science with honors in mathematics from The College of New Jersey (formerly known as Trenton State College), a J.D. degree cum laude from Rutgers University School of Law and a Master of Business Administration degree cum laude from Rutgers University School of Management.

Alexander Gordon Jardin, 54, was elected a Director of the Company in 2005. Mr. Jardin has served as Chief Executive Officer of the Company since April 26, 2006. From April 2004 until March 2006, Mr. Jardin acted as a consultant assisting the development of start-up life and health insurance companies. From October 2000 until April 2004, Mr. Jardin served as President and Chief Operating Officer of Generali USA Life Reinsurance Company and Senior Vice President, Reinsurance of Business Men’s Assurance, both wholly-owned subsidiaries of Assicurazioni Generali S.p.A., a leading international insurer, and the successor of Business Men’s Assurance. From July 1993 until August 2000, Mr. Jardin was President and Chief Executive Officer of Partner Re Life Insurance Company of the U.S. (previously known as Winterthur Life Re Insurance Company), the U.S. life reinsurance subsidiary of Partner Re and a leading provider of multi-line reinsurance on a global scale with principal offices in Bermuda, Greenwich, Paris and Zurich. From 1986 until 1993, Mr. Jardin was Vice President and General Manager, Reinsurance of Sun Life of Canada. Mr. Jardin holds a Bachelor of Science degree from McGill University.

William F. Sullivan, 57, was elected a Director of the Company in 1996. Mr. Sullivan has served as Chief Operating Officer of the Company since August 17, 2006. Mr. Sullivan served as the Company’s General Counsel from February 2006 until April 2006. From July 2004 until February 2006, Mr. Sullivan was the sole proprietor of the Law Office of William F. Sullivan. From 1985 until June 2004, Mr. Sullivan was a Partner at Marnik & Sullivan, a general practice law firm. Mr. Sullivan is admitted to both the New York State and Massachusetts Bar Associations. Mr. Sullivan graduated from Suffolk University School of Law and holds a Bachelor of Arts degree in Political Science from the University of Massachusetts.

Class 3 Directors with Terms Expiring in 2008

Thomas J. Axon, 54, was elected a Director of the Company in 1988. Mr. Axon has served as Chairman of the Company’s Board of Directors since December 1994, has served as President of the Company since January 2006, served as the Company’s Chief Executive Officer from January 2006 until April 2006, and served as the Company’s Chief Executive Officer and President from December 1994 through June 2000. Mr. Axon also served as the Company’s President and a member of the Company’s Board of Directors from the Company’s inception in 1990 until the Company’s merger with Miramar Resources, Inc. in December 1994. Mr. Axon served as President of Miramar Resources, Inc. from October 1991 until the merger, and as a member of Miramar Resources, Inc.’s Board of Directors from its inception in 1988. Within the last five years, Mr. Axon has been the controlling interest in, and acted directly and indirectly as a principal of, various private companies, including RMTS, LLC, and its affiliated companies, an insurance consulting and underwriting company; Axon Associates, Inc., Harrison Street Realty Corporation, and its predecessors, 185 Franklin Street Development Associates, L.P., Harrison Street Development Associates, L.P. and Thomas James Realty, which hold various real estate interests and/or manage rental commercial space; and AIS Ltd., a reinsurance company. Mr. Axon holds a Bachelor of Arts degree in Economics from Franklin and Marshall College and attended the New York University Graduate School of Business.

Allan R. Lyons, 65, was elected a Director of the Company in 1995. Mr. Lyons is a Certified Public Accountant and owns 21st Century Strategic Investment Planning, LC, a Florida limited company, which offers financial planning and investment structuring services and reviews financial opportunities and private placements. Mr. Lyons also acts as a general partner for two venture capital partnerships and as money manager for select clients. From 1993 until his retirement in December 1999, Mr. Lyons was Chief Executive Officer of Piaker & Lyons, P.C., an accounting firm, of which he was a member from 1965 until December 1999. Mr. Lyons has served as a director of Source Interlink Companies, Inc. since March 2003 and is the chair of its audit committee. Mr. Lyons holds a Bachelor of Science degree in Accounting from Harpur College and a Masters of Business Administration degree from Ohio State University.

No familial relationships exist between any Directors and Executive Officers.

Meetings of the Board of Directors and its Committees

During 2006, there were five meetings of the Board of Directors of the Company, six meetings of the Audit Committee, two meetings of the Compensation Committee. No Director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and of any committee on which he served except for Mr. Chiste.

Director Attendance at Annual Meetings

Each director of the Company is expected to be present at annual meetings of stockholders, absent exigent circumstances that prevent his or her attendance. Where a director is unable to attend an annual meeting in person but is able to do so by electronic conferencing, the Company will arrange for the director’s participation by means of which the director can hear, and be heard, by those present at the meeting. Seven of the eight members of the Board of Directors attended last year’s annual meeting of stockholders.

Compensation of Directors

During fiscal year 2006, the Company’s non-management directors, Messrs. Bertash, Chiste, Evans, Lefkowitz and Lyons, were granted options to purchase 3,000 shares of Common Stock pursuant to the Company’s 2006 Stock Incentive Plan, as amended (the “2006 Plan”), upon their election or re-election to the Board or the anniversary thereof, and received $1,000 for each Board or Committee meeting attended in person and $500 for each Board or Committee meeting attended telephonically. The options were vested on the date of grant and are exercisable at an exercise price equal to the fair market value of the underlying shares on the date of grant as determined by the Board of Directors.

In April 2005, the Compensation Committee recommended and the Board of Directors approved the following director compensation program, which replaces in its entirety the Company’s previous director compensation program:

•	Each non-employee director will receive an annual retainer fee of $20,000 for serving on the Board.

•	Each non-employee director who serves as Chairman of the Board or Chairman of the Audit Committee will receive an additional retainer fee of $10,000 for such service.

•
Each non-employee director will receive $500 for each meeting of the Board of Directors, the Compensation Committee and the Nominating and Corporate Governance Committee attended in person and $250 for each such meeting attended telephonically.

•	Each non-employee director will receive $1,000 for each meeting of the Audit Committee attended in person and $500 for each such meeting attended telephonically.

•	Each non-employee director will be reimbursed for reasonable travel expenses incurred in connection with serving on the Board.

•
Each non-employee director will be granted an option to purchase 3,000 shares of Common Stock of the Company pursuant to the Company’s 2006 Stock Incentive Plan, as amended, upon such director’s election or re-election to the Board and, for each year that such director serves during such director’s term on the Board, upon the annual anniversary of such director’s election or re-election to the Board. The options will vest on the date of grant and will be exercisable at an exercise price equal to the fair market value of the underlying shares of Common Stock on the date of grant.

Directors who are also employees of the Company do not receive any additional compensation for their service as directors and are compensated as described under “Executive Compensation.” The Company’s non-employee Directors during fiscal 2006 included Messrs. Bertash, Chiste, Evans, Lefkowitz and Lyons.

Committees of the Board of Directors

The Board of Directors currently has, and appoints the members of, standing Audit, Compensation and Nominating and Corporate Governance Committees. The Board of Directors has determined that each member of the Audit, Compensation and Nominating and Corporate Governance Committees is an Independent Director as such term is defined by Rule 4200(a)(15) of NASDAQ Marketplace Rules. Each of these committees has a written charter approved by the Board of the Directors in January 2005. A copy of each committee’s charter is posted on the Company’s website at www.franklincredit.com.

Audit Committee. The Audit Committee currently consists and during 2006 consisted of directors Allan R. Lyons, (Chairman of the Committee), Michael Bertash and Steven W. Lefkowitz. Until March 2006, the Audit Committee consisted of Mr. Lyons, Mr. Bertash and Alexander Gordon Jardin and held one meeting. Mr. Jardin resigned from the Audit Committee in March 2006 upon becoming employed by the Company and the Audit Committee held five additional meetings during the remainder of the year. The Board of Directors has determined that each member of the Audit Committee is independent as such term is defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules, and that Mr. Lyons is an “audit committee financial expert” as defined by Regulation S-K under the Securities Act of 1933, as amended. The purpose of the Audit Committee is to assist the Board of Directors in the oversight of the integrity of the financial statements of the Company, the Company’s compliance with legal and regulatory matters, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s independent registered public accounting firm. The primary responsibilites of the Audit Committee include the following:

•	Overseeing the Company’s accounting and financial reporting process and audits of the Company’s financial statements on behalf of the Company’s Board of Directors.

•	Selecting the independent registered public accounting firm to conduct the annual audit of the Company’s financial statements.

•	Evaluating the qualifications, independence and performance of the Company’s independent auditors.

•	Reviewing the proposed scope of the annual audit of the Company’s financial statements.

•	Reviewing the Company’s accounting and financial controls with the independent registered public accounting firm and the Company’s finanical accounting staff.

•	Preparing the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

Compensation Committee. The Compensation Committee currently consists of directors Steven W. Lefkowitz, (Chairman of the Committee), Robert M. Chiste and Frank B. Evans. Until March 2006, the Compensation Committee also included Alexander Gordon Jardin. Mr. Jardin resigned from the Compensation Committee in March 2006 upon becoming employed by the Company. The Compensation Committee held two meetings in 2006. The Board of Directors has determined that each member of the Compensation Committee is independent as such term is defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules. The responsibilities of the Compensation Committee include the following:

•	Reviewing and approving the compensation and benefits for the Company’s executive officers.

•	Administering the Company’s stock plans.

•	Making recommendations to the Company’s Board of Directors regarding these matters.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee currently consists of Allan R. Lyons and Michael Bertash. Until February 2006, the Nominating and Corporate Governance Committee consisted of Allan R. Lyons, Michael Bertash and William F. Sullivan. Mr. Sullivan resigned from the Nominating and Coporate Governance Committee in February 2006 upon his appointment as General Counsel of the Company. As a result of Mr. Sullivan's resignation, there were only two directors left on the Nominating and Corporate Governance Committee, which is less than the three directors required by the Committee's charter. The Committee did not hold any meetings in 2006. Accordingly, the independent members of the Board of Directors recommended a slate of nominees to stand for election as directors at the Annual Meeting. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as such term is defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules. The responsibilities of the Nominating and Corporate Governance Committee include the following:

•	Searching for and recommending to the Board of Directors potential nominees for Director positions.

•	Making recommendations to the Board of Directors regarding the size and composition of the Board of Directors and its committees.

•	Monitoring the Board of Directors effectiveness.

•	Developing and implementing the Company’s corporate governance procedures and policies.

In identifying and evaluating candidates for the Board of Directors, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at the annual meeting of stockholders desire and are qualified to continue their service on the Board of Directors. The Company is of the view that the continuing service of qualified incumbents promotes stability and continuity in the board room, giving the Company the benefit of the familiarity and insight into the Company’s affairs that its directors have accumulated during their tenure, while contributing to the Board of Director’s ability to work as a collective body. Accordingly, the Nominating and Corporate Governance Committee will, absent special circumstances, propose for re-election qualified incumbent directors who continue to satisfy the Nominating Committee’s criteria for membership on the Board of Directors, whom the Nominating Committee believes will continue to make important contributions to the Board of Directors and who consent to stand for re-election and, if re-elected, to continue their service on the Board of Directors. If there are positions on the Board of Directors for which the Nominating Committee will not be re-nominating an incumbent director, or if there is a vacancy on the Board of Directors, the Nominating and Corporate Governance Committee will consider potential nominees recommended by members of the Board of Directors, the management of the Company and stockholders. The Nominating and Corporate Governance Committee may also engage a professional search firm to assist in the identification of qualified candidates, but did not do so in 2006. As to each recommended candidate that the Nominating and Corporate Governance Committee believes merits serious consideration, the Committee will collect as much information, including without limitation, soliciting views from other directors and the Company’s management and having one or more Committee members interview each such candidate, regarding each candidate as it deems necessary or appropriate in order to make an informed decision with respect to such candidate. Based on all available information and relevant considerations, the Nominating and Corporate Governance Committee will select, for each directorship to be filled, a candidate who, in the view of the Committee, is most suited for membership on the Board of Directors. In making its selection, the Nominating and Corporate Governance Committee will evaluate candidates proposed by stockholders under criteria similar to the evaluation of other candidates, except that the Committee may consider, as one of the factors in its evaluation of stockholder recommended nominees, the size and duration of the interest of the recommending stockholder or stockholder group in the equity of the Company. This consideration may also include how long the recommending stockholder intends to continue holding its equity interest in the Company.

The Nominating and Corporate Governance Committee has adopted a policy with regard to the minimum qualifications that must be met by a Committee-recommended nominee for a position on the Company’s Board of Directors, which policy is described in this paragraph. The Committee generally requires that all candidates for the Board of Directors be committed to representing the Company and all of its stockholders, demonstrate the judgment and knowledge necessary to assess Company strategy and management, manifest willingness to meaningfully participate in the governance of the Company, possess the ability to fulfill the legal and fiduciary responsibilities of a director, undertake to make the appropriate time commitment for Board service, and maintain standing and reputation in the business, professional and social communities in which such candidate operates. The Committee requires that candidates not have any interests that would, in the view of the Committee, materially impair his or her ability to exercise independent judgment or otherwise discharge the fiduciary duties owed as a director to the Company and its stockholders. The Company also requires that at least a majority of the directors serving at any time are independent, as such term is defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules, that at least three of the directors satisfy the financial literacy requirements required for service on the Audit Committee under the NASDAQ Marketplace Rules and the Audit Committee charter, and that at least one of the directors qualifies as an audit committee financial expert in accordance with the rules of the Commission and the Audit Committee charter.

It is the policy of the Company that the Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders entitled to vote generally in the election of directors. The Committee will give consideration to such stockholder recommendations for positions on the Board where the Committee has not determined to re-nominate a qualified incumbent director. While the Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Committee may take into account the size and duration of a recommending stockholder’s ownership interest in the Company. The Nominating Committee may also consider whether the stockholder making the nominating recommendation intends to maintain an ownership interest in the Company of substantially the same size as at its interest at the time of making the recommendation. The Committee may refuse to consider stockholder-recommended candidates who do not satisfy the minimum qualifications prescribed by the Committee for board candidates.

The Nominating and Corporate Governance Committee has adopted procedures to be followed by stockholders in submitting recommendations of candidates for director. The procedures are posted on the Company’s website at www.franklincredit.com, and are described in this paragraph. A stockholder (or group of stockholders) wishing to submit a recommendation of a candidate for consideration as a potential director nominee by the Nominating and Corporate Governance Committee should submit such recommendation in accordance with the timing requirements set forth in connection with the submission of a stockholder’s notice of an intent to make a nomination under Article I, Section 11 of the Company’s By-laws. All stockholder nominating recommendations should be in writing, addressed to the Chair of the Nominating and Corporate Governance Committee, 101 Hudson Street Jersey City, NJ 07302. Submissions should be made by mail, courier or personal delivery. A nominating recommendation should be accompanied by the information that is required to be provided in connection with the submission of a stockholder’s notice of an intent to make a nomination under Article I, Section 11 of the Company’s By-laws, a copy of which is posted on the Company’s website at www.franklincredit.com.

Stockholder Communications with the Board of Directors

Stockholders may send communications to the Board of Directors, any committee of the Board of Directors or the non-management directors of the Board of Directors. The process for sending such communications can be found on the Company’s website at www.franklincredit.com. All stockholder communications are sent directly to board members, except for communications that contain offensive, scurrilous or abusive content, communications that advocate the Company’s engaging in illegal activities, communications that have no rational relevance to the business or operations of the Company, and communications regarding individual grievances or other interests that are personal to the party submitting the communication and could not reasonably be construed to be of concern to security holders or other constituencies of the Company generally.

Code of Ethics

The Company has adopted a code of ethics and business conduct that applies to its officers, directors and employees, including without limitations, the Company’s Chief Executive Officer, President and Chief Financial Officer. The Code of Ethics and Business Conduct is available on the Company’s website at www.franklincredit.com.

Audit Committee Report

The following Report of the Audit Committee does not constitute soliciting material and is not filed or deemed to be incorporated by reference in any previous or future documents filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Report by reference in any such document.

The members of the Audit Committee have been appointed by the Board of Directors. During the 2006 fiscal year, the Audit Committee consisted solely of independent directors, as such term is defined by Rule 4200(a)(15) of the NASDAQ Marketplace Rules. The Audit Committee operates under a written charter that was adopted by the Board of Directors in January 2006 in order to assure continued compliance by the Company with SEC and NASDAQ rules and regulations enacted in response to requirements of the Sarbanes-Oxley Act of 2002.

The Audit Committee assists the Board of Directors in monitoring the integrity of the Company’s financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm, and the compliance by the Company with legal and regulatory requirements. Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and for issuing a report on those financial statements. The Audit Committee monitors and oversees these processes.

In this context, the Audit Committee has reviewed and discussed the audited financial statements for the year ended December 31, 2006 with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm. The Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), which includes, among other items, matters related to the conduct of the audit of the Company’s annual financial statements.

The Audit Committee has also received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP the issue of their independence from the Company and management. In addition, the Audit Committee has considered whether the provision of non-audit services by the independent registered public accounting firm in 2006 is compatible with maintaining the auditors’ independence and has concluded that it is.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006. The Audit Committee has also appointed, subject to stockholder ratification, the Company’s independent registered public accounting firm for the year ending December 31, 2007.

The members of the Audit Committee are Allan R. Lyons, Michael Bertash and Steven W. Lefkowitz, none of whom is or, during the fiscal year 2006, was, an employee of the Company. Alexander Gordon Jardin was a member of the Audit Committee until he became employed by the Company in March 2006, at which point he resigned from the Audit Committee. Mr. Lefkowitz was appointed to the Audit Committee in March 2006.

Respectfully submitted by the Audit Committee,
Allan R. Lyons, Chairman
Michael Bertash
Steven W. Lefkowitz

MANAGEMENT

Executive Officers

The following table sets forth certain information with respect to the executive officers of the Company:

Name	Age	Position

Thomas J. Axon (1)	54	President and Chairman of the Board of Directors

Alexander Gordon Jardin (2)	54	Chief Executive Officer

Paul D. Colasono	60	Chief Financial Officer and Executive Vice President

William F. Sullivan (3)	57	Chief Operating Officer

Joseph Caiazzo	49	Executive Vice President

Richard W. Payne III (4)	50	President, Tribeca Lending Corporation

(1) Thomas J. Axon became President in January 2006, and served as Chief Executive Officer from January 21, 2006 until April 26, 2006.
(2) Alexander Gordon Jardin became Chief Executive Officer on April 26, 2006.
(3) William F. Sullivan became Chief Operating Officer on August 17, 2006.
(4) Richard W. Payne III became President of Tribeca Lending Corporation on February 22, 2007.

Paul D. Colasono has served as the Company’s Chief Financial Officer and Executive Vice President since April 2005. Mr. Colasono has more than 30 years of experience in banking and mortgage banking in a broad range of senior management positions. From 2003 until his engagement by the Company, Mr. Colasono served as an independent business consultant providing strategic and financial consulting services. From September 1997 until September 2001, Mr. Colasono served as Vice President and Controller of GE Capital Mortgage Services Corporation. From February 1981 until September 1997, Mr. Colasono was employed by The Dime Savings Bank of New York in a variety of executive and senior management positions. From April 1994 until September 1997, Mr. Colasono held the titles of Senior Vice President, Chief Administrative Officer and Chief Financial Officer of Dime Bank’s mortgage banking business. From November 1990 until April 1994, Mr. Colasono served as the President and Chief Executive Officer of The Dime Savings Bank of New Jersey, a subsidiary of Dime Bank. Mr. Colasono began his career with The Chase Manhattan Bank. Mr. Colasono holds a Bachelor of Science degree in Accounting and a Masters of Business Administration from St. John’s University.

Joseph Caiazzo has served as the Company’s Executive Vice President since September 2004 and served as the Company’s Secretary from March 1996 until August 2006. From March 1996 until August 2004, Mr. Caiazzo served as the Company’s Vice President and Chief Operating Officer. Mr. Caiazzo also served as President of Tribeca Lending Corporation, the Company’s wholly-owned mortgage banking subsidiary, from 1997 until February 22, 2007, and has served as Executive Vice President of Tribeca Lending Corporation since February 22, 2007. From August 1989 until March 1996, Mr. Caiazzo served as corporate controller of R.C. Dolner, Inc., a general contractor. Mr. Caiazzo holds a Bachelor of Science degree from St. Francis College and a Masters of Business Administration degree in Finance from Long Island University.

Richard W. Payne III has served as President of Tribeca Lending Corporation, the Compay’s wholly-owned mortgage banking subsidiary, since February 22, 2007. From March 2005 until his engagement by the Company, Mr. Payne served as President, Wholesale Division of The New York Mortgage Company. From March 2004 until March 2005, Mr. Payne served as Managing Director and Director of Wholesale Development - Aurora Loan Services of Lehman Brothers. From October 1997 until March 2004, Mr. Payne served as President and CEO of SIB Mortgage Corp. Mr. Payne holds a Bachelor of Science degree in Business Administration from the University of Richmond.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the company’s proxy statement relating to the 2007 annual meeting of shareholders.

The Compensation Committee,
Steven W. Lefkowitz, Chairman
Robert M. Chiste
Frank B. Evans

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of our Board of Directors (the “Compensation Committee”) establishes our general compensation policies and reviews and approves compensation for the executive officers. As a general matter, executive compensation consists of annual base salary, incentive cash bonus, equity-based incentive awards, and additional benefits and perquisites.

This section discusses the principles underlying our executive compensation policies, our decisions to date and the principles that we expect to use in coming years.

Our Named Executive Officers

The following table sets forth all individuals who served as our principal executive officer at any time during 2006, all individuals who served as our principal financial officer at any time during 2006 and our three most highly compensated executive officers other than our principal executive officer and our principal financial officer who were serving as executive officers at the end of 2006:

Name	Title
Thomas J. Axon (1)	President and Chairman of the Board of Directors
Alexander Gordon Jardin (2)	Chief Executive Officer
Jeffrey R. Johnson (3)	President and Chief Executive Officer
Paul D. Colasono	Chief Financial Officer and Executive Vice President
William F. Sullivan (4)	Chief Operating Officer
Joseph Caiazzo	Executive Vice President

(1)	Thomas J. Axon served as our Chief Executive Officer from January 21, 2006 until April 26, 2006 and has served as our President since January 21, 2006.
(2)	Alexander Gordon Jardin became our Chief Executive Officer on April 26, 2006.
(3)	Jeffrey R. Johnson served as our President and Chief Executive Officer until January 21, 2006.
(4)	William F. Sullivan became our Chief Operating Officer August 17, 2006.

On February 22, 2007, Richard W. Payne III became President of Tribeca Lending Corp., our wholly-owned subsidiary.

Our Compensation Methodology

The Compensation Committee’s functions include establishing our general compensation policies, reviewing and approving compensation for the executive officers and members of the Board of Directors and administering our 2006 Stock Incentive Plan. The goal of the Compensation Committee is to design compensation packages that will allow our company to attract and retain, as well as motivate and reward, executives and directors with the skills and talents to achieve both our current and long term financial, strategic and operating goals. The intended result is to align the interests of the executives and directors with those of our shareholders.

Elements of Compensation

Our typical executive compensation package consists of four main components: (1) base salary; (2) annual incentive cash bonuses; (3) long-term incentive compensation in the form of equity-based awards; and (4) perquisites and other compensation. The Compensation Committee manages all four components on an integrated basis to attract and retain highly qualified management, to provide short-term incentive compensation that varies directly with our financial performance and to link long-term compensation directly with long-term stock price performance.

Annual Base Salary

The annual base salary is intended to attract and retain high performing employees that can produce superior financial results. In establishing base salaries, the Compensation Committee’s approach is to offer executive salaries competitive with those of other executives in the industry in which we operate. To that end, the Compensation Committee evaluates the competitiveness of its base salaries based upon information drawn from various sources, including published and proprietary survey data, and our company’s experiences recruiting executives and professionals, as well as the recommendations of the Chief Executive Officer and the Chairman of the Board. Our base salary levels are intended to be consistent with competitive practice and level of responsibility, with salary increases reflecting competitive trends, our overall financial performance and the performance of the individual executive.

Annual Incentive Cash Bonuses

In addition to base salary, executives and managers are eligible to receive annual incentive cash bonuses upon the achievement of certain financial, strategic and operating goals, including, but not limited to, profitable asset acquisitions and originations, achieving servicing goals and achieving financial targets. At the beginning of each year, the Compensation Committee and the Chief Executive Officer review each individual’s job responsibilities and goals for the upcoming year. The amount of the bonus and any performance criteria vary with the position and role of the individual within our company. Such cash bonuses are intended to recognize the contributions of our key employees in achieving our current goals. They are further intended to attract and retain key employees of outstanding ability. Currently, certain key executives are entitled to participate in and may be awarded percentages of an executive bonus pool, the size of which is determined each year by the Board of Directors based on profitability of Company and which pool will be 0 for 2006. However, the Compensation Committee and Chief Executive Officer may determine to award key executives with bonuses from outside of the pool with respect to 2006.

Equity-Based Incentive Awards

The third element of compensation consists of equity-based incentive awards. We consider long-term, equity-based compensation as an essential tool in aligning the interests of management with those of our stockholders. We believe that equity-based incentive awards provide executive officers with an incentive to manage our company from the perspective of an owner with an equity stake in the business and thus increase long-term shareholder value. In connection with that belief and the fact that our 1996 Stock Option Plan, as amended, expired in May 2006, we adopted the 2006 Stock Incentive Plan.

The 2006 Stock Incentive Plan authorizes the grants of non-qualified stock options, incentive stock options, stock appreciation rights, shares of restricted stock, restricted stock units, shares of unrestricted stock, performance shares and dividend equivalent rights.

In its evaluation of the appropriate level of long-term stock-based compensation, the Compensation Committee considers industry peer group data, our prior long-term incentive compensation practice and the number of stock options outstanding relative to the number of shares of Common Stock outstanding. Options are generally granted at an exercise price of 100% of the Common Stock’s fair market value on the grant date, vest over varying amounts of time and generally expire 10 years from the date of grant unless the grantee no longer serves as an employee or director of our company or a subsidiary. Options are granted by the Compensation Committee using the Black-Scholes option valuation model. The Compensation Committee takes into consideration other factors such as dilution, the number of Common Stock outstanding, our financial performance and the officer’s individual performance. Since 2005, the Compensation Committee has been increasingly recommending the use of restricted stock grants rather than options in connection with the retention of key employees.

Additional Benefits and Perquisites

Our final primary compensation element consists of certain benefits and perquisites provided to our executive officers.

All of our executive officers are eligible to participate in our employee benefit plans, including medical, dental, vision, group life insurance, disability and our 401(k) plan. In each case, we provide these benefits to our executive officers on the same basis as our other employees except for long term disability polices. Effective October 1, 2006, each Executive Officer and certain other members of senior management are eligible to receive long term disability insurance benefits of 60% of their monthly salary to a maximum of $10,000 dollars per month to age 65. The Company contributes 50% of the premium which ranges from approximately $32 to $74 per month per participant. Effective October 1, 2006, other employees are eligible to receive long term disability insurance benefits of 60% of their monthly salary to a maximum of $5,000.00 dollars for a maximum term of five 5 years. The Company contributes 100% of the premium which is approximately $10 per month per person. Prior to October 1, 2006, Executive Officers and other employees had the same long term disability benefits and policy.

In addition, we provide our executive officers with perquisites, which are described in more detail in a footnote to our Summary Compensation Table and under the subheading “—Employment Agreements” below. During the fiscal year ended December 31, 2006, certain of our named executive officers received perquisites including vehicle allowances, parking passes or reimbursement, cell phone/blackberry devices, expense reimbursement, reimbursement of legal fees, moving expenses, tax gross-ups, life insurance policy premiums, health insurance policy premiums, housing allowances, allowances to cover retirement annuities, cost of living allowances and use of Company-owned apartment. We believe that the provided perquisites are generally comparable to those offered to executive officers in companies similar to our size and industry. We also believe that these perquisites help us to attract and retain our executives. Our Compensation Committee plans to regularly review these benefits. If our Compensation Committee determines that the perquisites are not reasonable or justified, then we expect the Compensation Committee will stop offering the perquisites to our executive officers.

Severance and Change-in-Control Agreements

In addition to the compensation elements described above, we also provide some of our executive officers with severance and change-in-control arrangements, which are described in more detail under the subheadings "--Employment Agreements" and "--Potential Payments Upon Termination or Change in Control" below. We believe that severance packages are a common characteristic of compensation for key executive officers. They are intended to provide our executive officers with a sense of security in making the commitment to dedicate their professional career to our success. Due to our size relative to other public companies, we believe that severance and change-in-control agreements are necessary to help us attract and retain necessary skilled and qualified executive officers to continue to grow our business.

Role of Executive Officers in Executive Compensation

The Compensation Committee determines the compensation payable to each of the named executive officers as well as the compensation of the members of the Board of Directors. The Compensation Committee determines the compensation paid to each of our named executive officers, other than with respect to compensation payable to Mr. Jardin, based upon the recommendations received from our Chief Executive Officer, Mr. Jardin.

Employment Agreements with Named Executive Officers

We currently have employment agreements with the following named executive officers: Alexander Gordon Jardin, Paul D. Colasono, William F. Sullivan, and Joe Caiazzo. In addition, during his term of employment, we had an employment agreement with our former Chief Executive Officer, Jeffrey R. Johnson. All of these employment agreements are described in detail below and the severance arrangements with respect thereto (including the definitions contained in each relevant employment agreement of “cause,” “good reason” and “change in control”) are discussed in further detail under the heading “—Potential Payments Upon Termination or Change in Control.”

Thomas J. Axon - President and Chairman of the Board of Directors

We do not have a written employment agreement with Mr. Axon. Pursuant to an oral agreement, Mr. Axon receives an annual base salary of $150,000 and is eligible to receive an annual performance bonus, which is determined by the Board of Directors. Mr. Axon does not have any arrangements with the Company that would require a payment upon a change in control of the Company or upon the termination of Mr. Axon’s employment.

Alexander Gordon Jardin - Chief Executive Officer

Alexander Gordon Jardin serves as Chief Executive Officer of the Company under an employment agreement that was entered into on April 26, 2006, with an effective date of March 1, 2006. Mr. Jardin’s appointment as Chief Executive Officer was effective as of April 26, 2006.

Mr. Jardin’s employment term runs for five years from the effective date of the employment agreement, or until its earlier termination by the Company or Mr. Jardin.

Under the employment agreement, Mr. Jardin is entitled to a base salary of $325,000, subject to adjustment upward by the Board of Directors, as well as an annual bonus to be determined and paid on or before May 1st of the following year. Mr. Jardin also received a signing bonus of $25,000, and is entitled to a car allowance of $1,000 per month.

In connection with his employment, the Company granted to Mr. Jardin 100,000 shares of restricted Company common stock, of which 10,000 vested upon grant, 5,000 vest on the first day after each fiscal quarter from July 1, 2006 until April 1, 2008 and 6,250 shares vest on the first day after each fiscal quarter from July 1, 2009 until April 1, 2010; so long as Mr. Jardin remains in the employ of the Company. Any unvested shares will vest immediately upon a change in control of the Company (as defined in the employment agreement). Mr. Jardin made an 83(b) election with respect to the restricted shares and the Company will reimburse him on a grossed up basis for any taxes due from having made such election.

To assist with Mr. Jardin’s relocation to the New York City metropolitan area, the Company agreed, among other things, to pay or reimburse certain costs associated with such relocation and to gross up the amount of such payments or reimbursements by the amount of any taxes due thereafter.

Pursuant to the employment agreement, the Company may terminate Mr. Jardin's employment with or without cause (as defined in the employment agreement) and Mr. Jardin may terminate it with or without good reason (as defined in the employment agreement).

In the event (i) Mr. Jardin is terminated by the Company without cause, (ii) Mr. Jardin terminates his employment for good reason, (iii) following a change of control, Mr. Jardin terminates his employment or the Company terminates his employment other than for cause, or (iv) Mr. Jardin’s employment terminates as a result of his death or disability (as defined in the employment agreement), Mr. Jardin will be entitled to severance, including a lump sum payment of $225,000 plus, if termination occurs on or after January 1, 2007, $13,542 for each month (or partial month) of employment after December 31, 2006 prior to his termination, provided that the total amount paid shall not exceed twelve months of his annual salary as of the date of such termination and employee benefits; and a prorated bonus. In addition, if such termination is by Mr. Jardin for good reason, or is because of Mr. Jardin’s death or disability, the unvested portion of his restricted stock grant, if any, will immediately vest.

Under the employment agreement, Mr. Jardin is subject to covenants not to compete and not to solicit customers or employees of the Company for certain periods specified therein.

Further detail on our severance obligations to Mr. Jardin, including the definitions contained in his current employment agreement of “cause,” “good reason” and “change in control” is set forth below under the heading “—Potential Payments Upon Termination or Change In Control.”

Paul D. Colasono - Chief Financial Officer

Paul D. Colasono serves as Chief Financial Officer and Executive Vice President of the Company under an employment agreement that was entered into on April 13, 2005, with an effective date of April 10, 2005. Mr. Colasono was appointed to the position of Chief Financial Officer, effective April 11, 2005. Mr. Colasono’s employment term runs from the effective date of the employment agreement until its termination by the Company or Mr. Colasono.

Under the employment agreement, Mr. Colasono is entitled to a base salary of $250,000, subject to adjustment by the Board of Directors, and to participate in an executive bonus pool of 10% of the after tax consolidated net profits of the Company in excess of $500,000, subject to adjustment of the size of the bonus pool in the reasonable discretion of the Board of Directors. In addition, Mr. Colasono will be entitled to receive an annual bonus based partially on the net income after taxes of FCMC.  Additionally, Mr. Colasono will receive a housing allowance of $1,500 per month.

In connection with his entry into the employment agreement, the Company agreed to grant Mr. Colasono 17,000 shares of restricted stock of the Company, of which 2,000 vested upon grant, 5,000 vested on March 28, 2006, 5,000 vested on March 28, 2007 and 5,000 vest on March 28, 2008, if Mr. Colasono is then employed by the Company. Any unvested shares of restricted stock vest immediately upon occurrence of a change of control (as defined in the employment agreement) or Mr. Colasono’s death or disability. Except under those circumstances, any unvested shares of restricted stock will be forfeited to the Company in the event of a termination of Mr. Colasono’s employment with the Company. Mr. Colasono agreed to make an 83(b) election with respect to the restricted shares and the Company agreed to reimburse Mr. Colasono for any federal, state or local taxes due from having made such election at his incremental tax rate.

Pursuant to the employment agreement, the Company may terminate Mr. Colasono’s employment with or without cause (as defined in the employment agreement) and Mr. Colasono may terminate it with or without good reason (as defined in the employment agreement). If Mr. Colasono is terminated by the Company without cause or Mr. Colasono terminates his employment for good reason, or his employment terminates as a result of his death or disability (as defined in the employment agreement), Mr. Colasono will be entitled to severance, including a lump sum payment equal to his salary for a specified period and, at his option, either continued health benefits during the specified period or a lump sum payment equal to the medical insurance premiums that would be payable by the Company in respect of such specified period. If the termination occurs prior to a change in control (as defined in the employment agreement) the specified period would be (i) three months if the termination occurs prior to September 1, 2005, (ii) six months if it occurs thereafter but prior to September 1, 2006 and (iii) twelve months if it occurs thereafter. If the termination occurs following a change in control, the specified period will be (i) six months if the termination occurs prior to September 1, 2005, (ii) twelve months if it occurs thereafter but prior to September 1, 2006 and (iii) eighteen months if it occurs thereafter.

Under the employment agreement, Mr. Colasono is subject to covenants not to compete and not to solicit customers or employees of the Company for certain periods specified therein.

Further detail on our severance obligations to Mr. Colasono, including the definitions contained in his current employment agreement of “cause,” “good reason” and “change in control” is set forth below under the heading “—Potential Payments Upon Termination or Change In Control.”

William F. Sullivan - Chief Operating Officer

William F. Sullivan serves as Chief Operating Officer of the Company under an employment agreement dated as of February 1, 2006 and amended as of April 28, 2006 and August 17, 2006. Mr. Sullivan’s appointment as Chief Operating Officer was effective as of August 17, 2006. Mr. Sullivan’s employment term runs from the effective date of the employment agreement until its termination by the Company or Mr. Sullivan.

Under the employment agreement, as amended, Mr. Sullivan is entitled to a base annual salary of $275,000, payable on a semimonthly basis. Not less than annually, the Company shall review Mr. Sullivan’s base compensation. Mr. Sullivan also received a signing bonus of $10,000, and is entitled to a car allowance of $400 per month and a parking space in the vicinity of the Company’s offices. In addition, Mr. Sullivan is entitled to receive an annual bonus based on his performance and the performance of the Company, the amount of which shall be subject to the reasonable discretion of the Board of Directors of the Company.

In connection with his employment and as additional compensation for Mr. Sullivan’s services under the employment agreement, Mr. Sullivan received a grant of 5,000 shares of common stock of the Company.

To assist with Mr. Sullivan’s relocation to the New York City metropolitan area, the Company agreed, among other things, to pay or reimburse certain costs associated with such relocation, to provide Mr. Sullivan with lodging in the New York City metropolitan area through the earlier of his relocation or April 1, 2006 and to reimburse Mr. Sullivan for weekly trips (using cost-effective airfare and ground transportation) to Boston during the period prior to his relocation.

Pursuant to the employment agreement, the Company may terminate Mr. Sullivan’s employment with or without cause (as defined in the employment agreement) or in the event Mr. Sullivan is unable to perform his material duties because of illness or disability for a continuous period of 120 days, and Mr. Sullivan may terminate it with or without good reason (as defined in the employment agreement).

Pursuant to the employment agreement, the Company may terminate Mr. Sullivan’s employment with or without cause (as defined in the employment agreement) and Mr. Sullivan may terminate it with or without good reason (as defined in the employment agreement). If Mr. Sullivan is terminated by the Company without cause or for Mr. Sullivan’s failure to perform assigned duties, or Mr. Sullivan terminates his employment for good reason, Mr. Sullivan will be entitled to receive (i) payment in a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Mr. Sullivan’s current base salary, (ii) if such termination occurs after the end of any calendar year and before the payment date of the bonus in respect of that year, an amount equal to the bonus for such calendar year on April 15 of the year of termination, (iii) monthly payments equal to one twelfth of his then current base salary for certain specified periods after such termination, and (iv) if Mr. Sullivan is enrolled in and covered by a medical insurance plan offered by the Company on the date of termination, at his option, either continued health benefits during a specified period or an amount equal to the medical insurance premiums that would have been payable by the Company on behalf of Mr. Sullivan in respect of such specified period.

Under the employment agreement, Mr. Sullivan is subject to covenants not to compete and not to solicit customers or employees of the Company for certain periods specified therein.

Further detail on our severance obligations to Mr. Sullivan, including the definitions contained in his current employment agreement of “cause,” “good reason” and “change in control” is set forth below under the heading “—Potential Payments Upon Termination or Change In Control.”

Joseph Caiazzo -Executive Vice President

Joseph Caiazzo serves as Executive Vice President of the Company under an employment agreement that was entered into on June 7, 2005, with an effective date of June 1, 2005. Mr. Caiazzo’s employment term runs from the effective date of the employment agreement until its termination by the Company or Mr. Caiazzo.

Under the employment agreement, Mr. Caiazzo is entitled to a base salary of $230,000, subject to adjustment by the Board of Directors, and to participate in an executive bonus pool of 10% of the Company’s after tax consolidated net profits in excess of $500,000, subject to adjustment of the size of the bonus pool in the reasonable discretion of the Board of Directors. In addition, Mr. Caiazzo will be entitled to receive an annual bonus based partially on the net income after taxes of FCMC. Mr. Caiazzo will be advised of his target bonus for each year subsequent to 2005 by April 30 of such year. Additionally, Mr. Caiazzo will receive a $5,000 annual allowance towards the purchase of a retirement annuity and a car allowance of $600 per month. Mr. Caiazzo is also entitled to participate in any of the Company’s stock option, stock purchase or other equity compensation plans extended to the Company’s executive officers outside the context of inducement grants.

Pursuant to the employment agreement, the Company may terminate Mr. Caiazzo’s employment with or without cause (as defined in the employment agreement) and Mr. Caiazzo may terminate it with or without good reason (as defined in the employment agreement). If Mr. Caiazzo is terminated by the Company without cause or Mr. Caiazzo terminates his employment for good reason, or his employment terminates as a result of his death or disability (as defined in the employment agreement), Mr. Caiazzo will be entitled to severance, including a lump sum payment equal to his salary for a specified period, a prorated bonus and, at his option, either continued health benefits during the specified period or a lump sum payment equal to the medical insurance premiums that would be payable by us in respect of such period. If the termination occurs prior to a change in control (as defined in the employment agreement) the specified period will be eighteen months. If the termination occurs following a change in control, the specified period will be twenty four months.

Under the employment agreement, Mr. Caiazzo is subject to covenants not to compete and not to solicit customers or employees of the Company for certain periods specified therein.

Further detail on our severance obligations to Mr. Caiazzo, including the definitions contained in his current employment agreement of “cause,” “good reason” and “change in control” is set forth below under the heading “—Potential Payments Upon Termination or Change In Control—Defined Terms.”

Jeffrey R. Johnson - Former President and Chief Executive Officer

Jeffrey R. Johnson served as President and Chief Executive Officer of the Company until January 21, 2006. Pursuant to a separation agreement and release of claims between Mr. Johnson and the Company, the Company agreed to make a one-time payment of $282,500 to Mr. Johnson and vest 30,000 additional shares of restricted stock previously granted to Mr. Johnson but not yet otherwise vested. Mr. Johnson was subject to restrictive covenants prohibiting his solicitation of the Company’s employees or the employees of the Company’s affiliates for nine months, and agreed to terminate his demand registration rights under the Registration Rights Agreement, effective as of October 4, 2004, between the Company and Mr. Johnson. The Company agreed to indemnify Mr. Johnson, in accordance with its Certificate of Incorporation and Bylaws, for matters arising during his term as a director or officer of the Company, and Mr. Johnson released the Company from all claims arising prior to the Separation Agreement.

Potential Payments Upon Termination or Change in Control

As discussed above, we currently have employment agreements with certain of our named executive officers that contain various provisions relating to severance and change in control payments. Pursuant to such employment agreements, the following circumstances would trigger payments or the provision of other benefits:

•	Termination by either party “without cause”;

•	Termination by the Company “for cause”;

•	Termination by the executive officer for “good reason” (and, in the case of Paul D. Colasono and Joseph Caiazzo, for “good reason” following a Change in Control); and

•	In the case of Alexander Gordon Jardin, termination due to the executive officer’s death or disability, and termination following a Change in Control.

The following summaries describe and quantify these potential payments and/or benefits. The definitions contained in such employment agreements of the terms “cause,” “good reason,” and “change in control” can be found under the subheading “—Defined Terms.”

Severance/Change in Control Arrangement for Alexander Gordon Jardin

For Cause, Without Good Reason. In the event that Mr. Jardin’s employment is terminated by the Company for cause or by Mr. Jardin without good reason, Mr. Jardin shall receive nothing other than any accrued salary, payment for accrued but unused vacation time, and reimbursement of expenses already incurred pursuant to the employment agreement. Any portion of the restricted common stock of the Company granted to Mr. Jardin pursuant to the employment agreement that has not become vested and nonforfeitable on or prior to the date of such termination shall be forfeited.

In the event that the Company terminates Mr. Jardin for cause and it is later determined by a court of competent jurisdiction that such cause did not exist, the executive officer’s termination shall be deemed to be a termination by the Company without cause. In such event, Mr. Jardin shall be entitled to receive severance pursuant to the terms of his employment agreement as if the termination was made by the Company without cause.

Without Cause, For Good Reason, Following a Change in Control, Death/Disability. In the event that Mr. Jardin’s employment is terminated by the Company without cause, by Mr. Jardin for good reason, by either party following a Change in Control (other than a termination for cause following such Change in Control), or due to Mr. Jardin’s death or disability, Mr. Jardin shall receive the following payments/benefits: (1) a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Mr. Jardin’s current base salary; (2) a prorated bonus determined by or consistent with the employment agreement, which bonus shall be paid at the later of six months after termination of the employment agreement or the date provided in the employment agreement; and (3) an additional lump sum payable six months after the termination of the employment agreement in the following amounts: (i) if the termination occurs prior to January 1, 2007, $225,000; and (ii) if the termination occurs on or after January 1, 2007, $225,000 plus $13,542 for each month (or partial month) of employment with the Company after December 31, 2006, provided that in no event shall the aggregate amount in this clause (ii) exceed Mr. Jardin’s salary as of the date of such termination plus an amount equal to the value of Mr. Jardin’s total benefits for the prior twelve month period, as of the date of such termination.

In the event that Mr. Jardin’s employment is terminated by the Company without cause, any portion of the restricted common stock of the Company granted to Mr. Jardin pursuant to the employment agreement that has not become vested and nonforfeitable on or prior to the date of such termination shall be forfeited. In addition, in the event of Employee’s death or disability, the entire award of restricted common stock of the Company granted to Mr. Jardin pursuant to the employment agreement shall immediately become fully vested and nonforfeitable.

The following table and footnotes describe and quantify the potential payments upon termination or change in control for Mr. Jardin, assuming that termination or change in control was effective as of December 31, 2006:

Executive Benefits and Payments Upon Termination	Termination Without Cause or For Good Reason	Termination For Cause or Without Good Reason	Death/ Disability	Following a Change In Control
Severance Pay	$225,000	-	$225,000	$225,000
Vesting of Stock Options and Restricted Stock Awards	-	-	80,000 shares of restricted common stock	-
Other Benefits	$18,750(1)	$18,750(1)	$18,750(1)	$18,750(1)
(1)	Compensation for accrued and unused vacation.

Severance/Change in Control Arrangement for Paul D. Colasono

For Cause, Without Good Reason. In the event that Mr. Colasono’s employment is terminated by the Company for cause or by Mr. Colasono without good reason, Mr. Colasono shall receive nothing other than (i) a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Mr. Colasono’s current base salary, and (ii) reimbursement for expenses already incurred pursuant to the employment agreement. Except as otherwise provided in the employment agreement, any portion of the restricted common stock of the Company granted to Mr. Colasono pursuant to the employment agreement that has not vested on or prior to the date of such termination shall be forfeited.

In the event that the Company terminates Mr. Colasono for cause and it is later determined by a court of competent jurisdiction that such cause did not exist, Mr. Colasono’s termination shall be deemed to be a termination by the Company without cause. In such event, Mr. Colasono shall be entitled to receive severance pursuant to the terms of the employment agreement as if the termination was made by the Company without cause.

Without Cause, For Good Reason Following a Change in Control, Death/Disability. In the event that Mr. Colasono’s employment is terminated by the Company without cause or by Mr. Colasono for good reason following a Change in Control (other than for cause), Mr. Colasono shall receive the following payments/benefits: (i) a lump sum in respect of all accrued and unused vacation within ten days after the termination of his employment in an amount based on Mr. Colasono’s current base salary, (ii) reimbursement for expenses already incurred pursuant to the employment agreement; and (iii) within thirty days after the termination of his employment, a lump sum amount based on his current base salary for the periods set forth below after such termination:

	Date of termination	Period for which current base salary will be paid in lump sum following termination
In the event that termination occurs prior to a Change in Control	If termination occurs prior to September 1, 2005	Three months
	If termination occurs on or after September 1, 2005 but prior to September 1, 2006	Six months
	If termination occurs on or after September 1, 2006	Twelve months
In the event that termination occurs at the time of or following a Change in Control	If termination occurs prior to September 1, 2005	Six months
	If termination occurs on or after September 1, 2005 but prior to September 1, 2006	Twelve months
	If termination occurs on or after September 1, 2006	Eighteen months

In addition, if Mr. Colasono is enrolled in and covered by a medical insurance plan offered by the Company on the date of termination of employment, he shall be entitled, at his election, to receive either (x) continued health benefits for the periods set forth above, or (y) an amount equal to the medical insurance premiums paid by the Company on behalf of Mr. Colasono for the periods set forth above.

In the event that Mr. Colasono’s employment is terminated by the Company without cause, any portion of the restricted common stock of the Company granted to Mr. Colasono pursuant to the employment agreement that has not vested on or prior to the date of such termination shall be forfeited.

For purposes of calculating severance payments under the employment agreement, a termination due to Mr. Colasono’s illness, disability or death shall be deemed a termination by the Company without cause.

The following table and footnotes describe and quantify the potential payments upon termination or change in control for Mr. Colasono, assuming that termination or change in control was effective as of December 31, 2006:

Executive Benefits and Payments Upon Termination	Termination Without Cause or For Good Reason	Termination For Cause or Without Good Reason	Death/ Disability	Following a Change In Control
Severance Pay	$375,000	-	$250,000	$375,000
Vesting of Stock Options and Restricted Stock Awards	-	-	-	-
Other Benefits	$5,769.12(1) + (2)	$5,769.12(1)	$5,769.12(1) + (2)	$5,769.12(1)+ (2)

(1) Compensation for accrued and unused vacation.

(2) Employee would have had the option of either 18 months continued health benefits or $10,654.02, an amount equal to 18 months of medical insurance premiums which would have been paid by the Company on behalf of Mr. Colasono.

Severance Arrangement for William F. Sullivan

Without Cause, For Failure to Perform Assigned Duties, For Good Reason. In the event that Mr. Sullivan’s employment is terminated by the Company without cause or for Mr. Sullivan’s failure to perform assigned duties, or Mr. Sullivan terminates his employment for good reason, Mr. Sullivan will be entitled to receive: (i) payment in a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Mr. Sullivan’s current base salary; (ii) if such termination occurs after the end of any calendar year and before the payment date of the bonus in respect of that year, an amount equal to the bonus for such calendar year on April 15 of the year of termination; (iii) monthly payments equal to one twelfth of his then current base salary for the following periods after such termination: if termination occurs prior to February 1, 2007 - three months, and if termination occurs on or after February 1, 2007 - four months. In addition, if Mr. Sullivan is enrolled in and covered by a medical insurance plan offered by the Company on the date of termination, at his option, either continued health benefits during a specified period or an amount equal to the medical insurance premiums that would have been payable by the Company on behalf of Mr. Sullivan in respect of such specified period. In the event Mr. Sullivan’s employment is terminated and he is not entitled to severance in accordance with the employment agreement, Mr. Sullivan shall be entitled to no further compensation or payments from the Company.

Mr. Sullivan’s employment agreement does not provide for payments upon a change in control.

The following table and footnotes describe and quantify the potential payments upon termination or change in control for Mr. Sullivan, assuming that termination or change in control was effective as of December 31, 2006:

Executive Benefits and Payments Upon Termination	Termination Without Cause or For Good Reason	Termination For Cause or Without Good Reason	Death/ Disability	Following a Change In Control
Severance Pay	$68,750	-	-	-
Vesting of Stock Options and Restricted Stock Awards	-	-	-	-
Other Benefits	10,735.45(1)+ (2)	-	-	-
(1)Compensation for accrued and unused vacation.

(2) Employee would have had the option of either 3 months continued health benefits or $2,956.20, an amount equal to 3 months of medical insurance premiums which would have been paid by the Company on behalf of Mr. Sullivan.

Severance/Change in Control Arrangement for Joseph Caiazzo

For Cause, Without Good Reason. In the event that Mr. Caiazzo’s employment is terminated by the Company for cause or by Mr. Caiazzo without good reason, Mr. Caiazzo shall receive nothing other than (i) a lump sum in respect of all accrued and unused vacation within ten days after termination of employment in an amount based on Mr. Caiazzo’s current base salary, and (ii) reimbursement for expenses already incurred pursuant to the employment agreement.

In the event that the Company terminates Mr. Caiazzo for cause and it is later determined by a court of competent jurisdiction that such cause did not exist, Mr. Caiazzo’s termination shall be deemed to be a termination by the Company without cause. In such event, Mr. Caiazzo shall be entitled to receive severance pursuant to the terms of the employment agreement as if the termination was made by the Company without cause.

Without Cause, For Good Reason Following a Change in Control, Death/Disability. In the event that Mr. Caiazzo’s employment is terminated by the Company without cause or by Mr. Caiazzo for good reason following a Change in Control (other than for cause), Mr. Caiazzo shall receive the following payments/benefits: (i) a lump sum in respect of all accrued and unused vacation within ten days after the termination of his employment in an amount based on Mr. Caiazzo’s current base salary; (ii) reimbursement for expenses already incurred pursuant to the employment agreement; (iii) a prorated bonus amount from the executive bonus pool based on his then target bonus as described in the employment agreement within thirty days after termination of employment; and (iv) within thirty days after the termination of his employment, semi-monthly payments based on his current base salary for the periods after such termination as follows: (a) in the event the termination occurs prior to a Change in Control, 18 months; and (b) in the event the termination occurs at the time of or following a Change in Control, 24 months. In addition, if Mr. Caiazzo is enrolled in and covered by a medical insurance plan offered by the Company on the date of termination of employment, he shall be entitled, at his election, to receive either (x) continued health benefits for periods set forth in the preceding sentence, or (y) an amount equal to the medical insurance premiums paid by the Company on behalf of Mr. Caiazzo for such periods.

For purposes of calculating severance payments under the employment agreement, a termination due to Mr. Caiazzo’s illness, disability or death shall be deemed a termination by the Company without cause.

The following table and footnotes describe and quantify the potential payments upon termination or change in control for Mr. Caiazzo, assuming that termination or change in control was effective as of December 31, 2006:

Executive Benefits and Payments Upon Termination	Termination Without Cause or For Good Reason	Termination For Cause or Without Good Reason	Death/ Disability	Following a Change In Control
Severance Pay	$315,000	-	$315,000	$420,000
Vesting of Stock Options and Restricted Stock Awards	-	-	-	-
Other Benefits	$6,262.68(1)+ (2)	$6,262.68(1)	$6,262.68(1)	$6,262.68(1)+ (3)

(1) Compensation for accrued and unused vacation.

(2) Employee would have had the option of either 18 months continued health benefits or $17,737.20, an amount equal to 18 months of medical insurance premiums which would have been paid by the Company on behalf of Mr. Caiazzo.

(3) Employee would have had the option of either 24 months continued health benefits or $23,649.60, an amount equal to 24 months of medical insurance premiums which would have been paid by the Company on behalf of Mr. Caiazzo.

Defined Terms

The terms “cause,” “good reason” and change in control” are defined in the employment agreements for Mr. Jardin, Mr. Colasono, Mr. Sullivan (as applicable) and Mr. Caiazzo as follows (with any variations among the employment agreements noted following each such definition).

“Cause” is generally defined to include the following:

(1) executive officer fails or refuses to perform one or more of his material assigned duties to the Company;

(2) executive officer fails or refuses to comply with one or more policies of the Company;

(3) executive officer breaches any of the material terms of his employment agreement; or

(4) executive officer commits any criminal, fraudulent or dishonest act related to his employment (other than an arm’s length dispute relating to the erroneous reporting of an immaterial amount as an expense) relating to the Company or any of its assets or opportunities.

Pursuant to Mr. Jardin’s employment agreement, “Cause” is similarly defined with the following variations: subclauses (1) and (2) require Mr. Jardin to continuously take the actions listed therein; and the parenthetical contained in subclause (4) states as follows: “(other than a dispute relating to the unintentional erroneous reporting of an immaterial amount as an expense).”

Pursuant to Mr. Sullivan’s employment agreement, “Cause” is similarly defined except that subclause (4) is limited to the event that Mr. Sullivan “commits any criminal, fraudulent or dishonest act related to his employment.”

“Good Reason” is generally limited to the following: (1) executive officer is asked to resign, in writing, by the Board of Directors or is terminated by the Company without cause; or (2) any material diminution by the Company of executive officer’s duties or responsibilities, except in connection with the termination of executive officer’s employment for cause, as a result of permanent disability, or as a result of executive officer’s death.

Pursuant to Mr. Colasono’s employment agreement, “Good Reason” is similarly defined with the following variation: “Good Reason” is also defined to include if he is removed as CFO, or Executive Vice President of the Company.

Pursuant to Mr. Jardin’s employment agreement, “Good Reason” is defined to be limited to the following: (1) the Company transfers the place of his employment in violation of the employment agreement; (2) the Company breaches any of the material terms of certain specified provisions of the employment agreement or the Company knowingly misrepresented or failed to disclose to Mr. Jardin a material financial, regulatory or legal matter of, or involving, the Company prior to the execution of the employment agreement of which Mr. Jardin did not have knowledge; (3) any material diminution by the Company of Mr. Jardin’s duties or responsibilities, except in connection with the termination of Mr. Jardin’s employment by the Company, as a result of permanent disability, or as a result of Employee’s death; (4) Mr. Jardin is requested by the Company to act in an unethical or illegal manner; or (5) Mr. Jardin is removed as CEO, President or Director of the Company.

Pursuant to Mr. Sullivan’s employment agreement, “Good Reason” is defined to be limited to the following: (1) the Company transfers the place of his employment in violation of the employment agreement; or (2) the Company breaches any of the material terms of certain specified provisions of the employment agreement.

“Change in Control” is generally defined to mean the occurrence of one or more of the following events:

(1) If (i) any “person”(as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing twenty percent (20%) or more of the total voting power represented by the Company’s then outstanding voting securities who is not already such as of the date of this Agreement, and (ii) Thomas J. Axon, members of Mr. Axon’s family, and entities in which Mr. Axon has an interest shall have beneficial ownership of less than twenty percent (20%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(2) The consummation of a tender or exchange offer; one or more contested elections related to the election of directors of the Company; a reorganization, merger or consolidation, or the acquisition of assets of another corporation, or any combination of the foregoing transactions, which results in a change in the composition of the Board of Directors of the Company, as a result of which fewer than fifty percent (50%) of the directors are incumbent directors.

(3) The Company’s shares shall cease to be registered under Section 12(b) or 12(g) under the Securities Exchange Act of 1934, as amended; or

(4) A sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to have occurred if the Company files for bankruptcy protection, or if a petition for involuntary relief is filed against the Company.

There is no definition of “change in control” in Mr. Sullivan’s employment agreement.

Severance Arrangement for Jeffrey R. Johnson

Jeffrey R. Johnson served as President and Chief Executive Officer of the Company until January 21, 2006. Pursuant to a separation agreement and release of claims between Mr. Johnson and the Company, the Company agreed to make a one-time payment of $282,500 to Mr. Johnson and vest 30,000 additional shares of restricted stock previously granted to Mr. Johnson but not yet otherwise vested. Mr. Johnson was subject to restrictive covenants prohibiting his solicitation of the Company’s employees or the employees of the Company’s affiliates for nine months, and agreed to terminate his demand registration rights under the Registration Rights Agreement, effective as of October 4, 2004, between the Company and Mr. Johnson. The Company agreed to indemnify Mr. Johnson, in accordance with its Certificate of Incorporation and Bylaws, for matters arising during his term as a director or officer of the Company, and Mr. Johnson released the Company from all claims arising prior to the Separation Agreement.

Additional Employment Agreements

On February 22, 2007, we entered into an employment agreement, effective as of February 22, 2007, between with Richard W. Payne III. Under the employment agreement, Mr. Payne will serve as President of Tribeca.

Mr. Payne will be entitled to a base salary of $300,000, subject to adjustment by the Board of Directors. Mr. Payne will be entitled to participate in a bonus pool based on the performance of Tribeca and the loans it originates, which will be determined and paid in respect of each year on or before May 1st of the following year. Mr. Payne will also receive a car allowance of $400 per month.

Mr. Payne’s employment term runs for two years from the effective date of the employment agreement, or until its earlier termination by the Company or Mr. Payne. Pursuant to the employment agreement, the Company may terminate Mr. Payne’s employment with or without cause and Mr. Payne may terminate it with or without good reason.

The Company may terminate Mr. Payne’s employment “for cause” if Mr. Payne: (1) fails or refuses to perform one or more of his material assigned duties; (2) fails or refuses to comply with one or more policies of the Company; (3) breaches any of the material terms of the employment agreement; or (4) commits any criminal, fraudulent or dishonest act related to his employment or to the Company or any of its assets or opportunities (other than an arm’s length dispute relating to the erroneous reporting of an immaterial amount as an expense) or is convicted (or enters a plea of guilty or nolo contendre to) of a felony involving, in the good faith judgment of the Company, fraud, dishonesty or moral turpitude.

The employment agreement defines “good reason” to be limited to the following: (1) Mr. Payne is asked, in writing, by the Board of Directors of the Company, to resign; and (2) any material diminution by the Company of Mr. Payne’s title, authority, duties or responsibilities or Mr. Payne’s salary below the initial salary provided for in the employment agreement, except, in each case, in connection with the termination of Mr. Payne’s employment by either party without cause, by the Company with cause, or due to Mr. Payne’s incapacity or death.

In the event that Mr. Payne is terminated by the Company without cause, by Mr. Payne for good reason, or as a result of Mr. Payne’s death or disability, Mr. Payne will be entitled to severance, including a lump sum payment in an amount equal to six months’ salary at the rate in effect immediately prior to such termination a bonus in respect of any completed year prior to termination as to which such bonuses have not been paid and a prorated bonus in respect of the year of termination.

Under the employment agreement, Mr. Payne is subject to covenants not to engage in certain competitive activities during his term of employment and for six months thereafter, and not to solicit employees or certain business relations of the Company during the term of his employment and for nine months thereafter.

Summary Compensation Table

The following table provides information regarding the compensation earned by our named executive officers during the fiscal year ended December 31, 2006.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Stock Awards ($)	All Other Compensation ($)	Total ($)
Thomas J. Axon, President and Chairman of the Board of Directors	2006	150,000	-	16,683	166,683
Alexander Gordon Jardin, Chief Executive Officer	2006	295,833	197,500(1)	952,545	2,038,376
Jeffrey R. Johnson, President and Chief Executive Officer	2006	13,543	-	300,752	314,295
Paul D. Colasono, Chief Financial Officer and Executive Vice President	2006	250,000	66,086(2)	272,554	522,554
William F. Sullivan, Chief Operating Officer	2006	248,958	39,500(1)	69,659	358,117
Joseph Caiazzo, Executive Vice President	2006	210,000	-	27,630	237,630
(1) The Stock Award was in accordance with FAS123(r) at $7.90 per share based on the date of grant, June 15, 2006.
(2) The Stock Award was in accordance with FAS123(r) at $12.75 per share based on the date of grant, April 30, 2005.

All Other Compensation

The following table provides information regarding the all other compensation earned by our named executive officers during the fiscal year ended December 31, 2006.

Name and Principal Position	Year	Eye Benefits ($)	Medical ($)	Life ($)	Stock Awards ($)	Tax Gross up ($)	Other Expenses ($)	Car Allowance/ Parking ($)	Total ($)
Thomas J. Axon, President and Chairman of the Board of Directors	2006	-	16,083	600	-	-	-	-	16,683
Alexander Gordon Jardin, Chief Executive Officer	2006	85	6,435	400	197,500	658,698	79,425(1)	10,000	952,545
Jeffrey R. Johnson, President and Chief Executive Officer	2006	-	9,652	600	-	-	290,500(2)	-	300,752
Paul D. Colasono, Chief Financial Officer and Executive Vice President	2006	128	9,652	600	66,086	174,908	18,000(3)	3,180	272,554

William F. Sullivan, Chief Operating Officer	2006	117	14,742	500	39,500	-	10,000(4)	4,800	69,659
Joseph Caiazzo, Executive Vice President	2006	128	16,083	5,600	-	-	-	5,820	27,630

(1)	This includes $34,964 for relocation expenses and $44,461 Broker Fee.

(2)	This includes $282,500 pursuant to Separation Agreement dated January 13, 2006 and $8000 accrued and unused vacation.

(3)	Housing Allowance.

(4)	Consultant Fee paid prior to hire.

Grants of Plan-Based Awards

There were no stock options and equity incentive plan awards that were granted to named executive officers during the fiscal year ended December 31, 2006.

Outstanding Equity Awards at December 31, 2006

The following table provides certain summary information concerning unexercised stock options and equity incentive plan awards for each named executive officer as of December 31, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2006
	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Alexander Gordon Jardin, Chief Executive Officer	3,000	-	12.85	5/9/2015	80,000 (1)	353,250
Paul D. Colasono, Chief Financial Officer and Executive Vice President	-	-	-	-	10,000 (2)	47,100
William F. Sullivan, Chief Operating Officer	11,000	-	0.75	6/23/2010	-	-
	5,000	-	0.85	6/30/2011	-	-
	4,000	-	0.75	5/12/2012	-	-
	4,000	-	2.25	5/9/2013	-	-
	3,000	-	3.55	5/9/2014	-	-
	3,000	-	12.85	5/5/2015	-	-
Joseph Caiazzo, Executive Vice President	40,000	-	0.75	6/23/2010	-	-
	50,000	-	0.75	5/5/2012	-	-

(1) The shares shall vest as follows: 5,000 shares on each January 1, 2007, April 1, 2007, July 1, 2007, October 1, 2007, January 1, 2008, April 1, 2008 and 6,250 shares on each July 1, 2008, October 1, 2008, January 1, 2009, April 1, 2009, July 1, 2009, October 1, 2009, January 1, 2010 and April 1, 2010.
(2) The shares shall vest as follows: 5,000 on March 28, 2007 and 5,000 on March 28, 2008.

Option Exercises and Stock Vested

The following table provides certain summary information concerning stock options that were exercised and restricted stock awards that vested for each named executive officer during the fiscal year ended December 31, 2006.

OPTION EXERCISES AND STOCK VESTED
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Thomas J. Axon, President and Chairman of the Board of Directors	115,000	86,250	0	0
Alexander Gordon Jardin, Chief Executive Officer	0	0	25,000	197,500
Paul D. Colasono, Chief Financial Officer and Executive Vice President	0	0	5,000	64,250
William F. Sullivan, Chief Operating Officer	5,000	7,800	0	0
Joseph Caiazzo, Executive Vice President	60,000	93,600	0	0

Director Compensation

During fiscal year 2006, each of our non-employee directors received an annual retainer fee of $20,000 for serving on the Board. Each non-employee director who served as Chairman of the Board or Chairman of the Audit Committee received an additional retainer fee of $10,000 for such service. Our company compensated each non-employee director $500 for each meeting of the Board of Directors, the Compensation Committee and the Nominating and Corporate Governance Committee attended in person and $250 for each such meeting attended telephonically as well as $1,000 for each meeting of the Audit Committee attended in person and $500 for each such meeting attended telephonically.

In addition, during fiscal year 2006, each non-employee director was granted an option to purchase 3,000 shares of Common Stock of our company pursuant to the 2006 Stock Incentive Plan upon each such director’s election or re-election to the Board and, if such director was serving during such director’s term on the Board, upon the anniversary of such director’s election or re-election to the Board. The options will vest on the date of grant and will be exercisable at an exercise price equal to the fair market value of the underlying shares of Common Stock on the date of grant.

Our non-employee directors were also reimbursed for reasonable travel expenses incurred in connection with serving on the Board.

Directors who are also employees of our company did not receive any additional compensation for their service as directors and were compensated as described under “Compensation Discussion and Analysis.” Our non-employee Directors during fiscal 2006 included Messrs. Bertash, Chiste, Evans, Lefkowitz and Lyons.

The following table provides certain summary information regarding the compensation our directors earned for their services as members of our Board of Directors or any committee thereof during the fiscal year ended December 31, 2006.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Total ($)
Thomas J. Axon	-	-	-	-
Michael Bertash	27,750	-	23,190 (1)	50,940
Robert M. Chiste	25,000	-	23,190 (1)	48,190
Frank B. Evans, Jr.	24,500	-	23,190 (1)	47690
Alexander Gordon Jardin	6,000	-	-	6,000
Steven W. Lefkowitz	27,250	-	23,190 (1)	50,440
Allan R. Lyons	37,750	-	23,190 (1)	60,940
William F. Sullivan	1,500	-	-	1,500
(1) The Option Award was in accordance with FAS123(r) at $7.73 per share based on the date of grant, May 24, 2006.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company was established in 2000. The Compensation Committee establishes compensation for the chief executive officer and reviews compensation for other officers and employees and other employee benefit programs, when necessary. This Committee is responsible for the 2006 Compensation Committee Report on Executive Compensation.

During 2006, Steven W. Lefkowitz, Robert M. Chiste and Frank B. Evans served on the Company’s Compensation Committee. Alexander Gordon Jardin also served on the Company’s Compensation Committee until April 26, 2006, on which date he entered into an employment agreement with the Company to serve as the Company’s Chief Executive Officer. No member of the Compensation Committee had a relationship that requires disclosure as a Compensation Committee interlock.

STOCK PERFORMANCE GRAPH

The following graph illustrates a comparison of the cumulative total stockholder return (change in stock price plus reinvested dividends) of Common Stock with the Russell 2000 index and a peer group for the period from December 31, 2000 through December 31, 2006. The measurement assumes a $100 investment on December 31, 1999. The peer group is made up of the following 10 publicly-held financial services companies: 21st Century Technologies Inc., Asset Acceptance Capital Corp., Credit Acceptance Corporation, Encore Capital Group, Inc., Equifin, Inc., First Investors Financial Services Group, Inc., Microfinancial Incorporated, NfinanSe, Inc., Resource America, Inc. and White River Capital, Inc. The comparisons in the graph are required by the Securities and Exchange Commission and are not intended to forecast or be indicative of possible future performance of the Common Stock, which performance could be affected by factors and circumstances outside of the Company’s control. Data for the Russell 2000 index and the peer group assume reinvestment of dividends. The Company has has not paid dividends on its Common Stock in recent years and has no present plans to do so.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

At December 31, 2006, the Company had an outstanding receivable from an affiliate, RMTS Associates, of $234,069. This receivable represents RMTS’s portion of various shared operating expenses that are paid by the Company and then reimbursed by RMTS.

Review, Approval or Ratification of Transactions with Related Persons

The Company has adopted a set of written policies and procedures for the review, approval or ratification of transactions with related persons. Pursuant to the Company’s related party transaction policies and procedures, any related party transaction shall be consummated or shall continue only if the Audit Committee has reviewed and approved or ratified such transaction in accordance with the guidelines set forth in the Company’s policies and procedures. Under the policies and procedures, related party transactions (1) include any relationship, arrangement or transaction between the Company and (a) any director, nominee for director or executive officer of the Company or any of their immediate family members, (b) any stockholder or group owning more than 5% of the Company’s voting securities or any of their immediate family members, or (c) any entity in which any of the foregoing have a substantial ownership interest or control of such entity, and (2) exclude (a) transactions available to all employees generally, (b) transactions involving less than $60,000 in any 12 month period, or (c) transactions involving executive compensation approved by the Compensation Committee of the Board of Directors or director compensation approved by the Board of Directors. Under the policies and procedures, no Committee member may participate in any review, consideration or approval of a transaction involving such member or their immediate family or any entity with which such Committee member is affiliated.

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees listed above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed the firm of Deloitte & Touche LLP (“D&T”) as the Company’s independent registered public accounting firm to audit the financial statements of the Company for the fiscal year ending December 31, 2007, and recommends that stockholders vote for ratification of this appointment. D&T has audited the Company’s financial statements since January 1997. A representative of D&T is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so, and is expected to be available to respond to appropriate questions.

Audit Fees

D&T has billed the Company the following fees for professional services rendered in respect of the years ended December 31, 2006 and 2005:

	2006	2005
Audit Fees	$935,200	$770,000
Audit-Related Fees	-	$63,000
Tax Fees	$250,000	$200,000
All Other Fees	$18,779	$12,651

Audit Fees consist of fees for the audit and review of the Company’s financial statements, statutory audits, comfort letters, consents, and assistance with and review of documents filed with the SEC. Audit-related fees consist of fees for employee benefit plan audits, accounting advice regarding specific transactions, internal control reviews, and various attestation engagements. Tax fees generally represent fees for tax compliance and advisory services. 100% of audit-related fees and tax fees were approved by the Audit Committee.

Policy on Pre-Approval of Retention of Independent Auditor

The engagement of D&T for non-audit accounting and tax services performed for the Company is limited to those instances in which such services are considered integral to the audit services that it provides or in which there is another compelling rationale for utilizing its services. Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, all audit and permitted non-audited services to be performed by D&T require pre-approval by the Audit Committee. Such pre-approval may be given by the chairman of the Audit Committee under certain circumstances, with notice to the full Committee at its next meeting.

Vote Required for Ratification of Deloitte &Touche

Ratification of the appointment of D&T requires the affirmative vote of a majority of the shares of Common Stock present at the Annual Meeting and entitled to vote thereon. If the Stockholders fail to ratify the selection, the Audit Committee will reconsider its selection of D&T. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year, if it determines that such change would be in the best interests of the Company and its Stockholders.

The Board of Directors recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2007.

OTHER BUSINESS

As of the date of this Proxy Statement, the Board of Directors is not aware of any other matter that is to be presented to Stockholders for formal action at the Annual Meeting. If, however, any other matter or matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

STOCKHOLDER PROPOSALS

Any Stockholder proposal intended to be presented at the next annual meeting of Stockholders must be received by the Company at its principal executive offices, 101 Hudson Street Jersey City, NJ 07302, no later than January 1, 2008 in order to be eligible for inclusion in the Company’s proxy statement and form of proxy to be used in connection with that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 (the “Exchange Act”). Such proposals must comply with the Company’s By-laws and the requirements of Regulation 14A of the Exchange Act.

In addition, the Company's By-laws require Stockholders desiring to bring nominations or other business before an annual meeting of Stockholders to do so in accordance with the terms of the By-laws’ advance notice provision regardless of whether the Stockholder seeks to include such matters in the Company’s Proxy Statement pursuant to Rule 14a-8 under the Exchange Act. The Company's By-laws provide that a notice of the intent of a Stockholder to make a nomination or to bring any other matter before an annual meeting must be made in writing and received by the secretary of the Corporation no earlier than the 119th day and not later than the close of business on the 45th day prior to the first anniversary of the date of mailing of the Corporation’s proxy statement for the prior year’s annual meeting. However, if the date of the annual meeting has changed by more than 30 days from the date it was held in the prior year or if the Corporation did not hold an annual meeting in the prior year, then such notice must be received a reasonable time before the Corporation mails its proxy statement for the annual meeting.

OTHER INFORMATION

Although it has entered into no formal agreements to do so, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy-soliciting materials to their principals. The cost of soliciting proxies on behalf of the Board of Directors will be borne by the Company. Such proxies will be solicited principally through the mail but, if deemed desirable, may also be solicited personally or by telephone, telegraph, facsimile transmission or special letter by Directors, Officers and regular employees of the Company without additional compensation.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE ANNUAL MEETING WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING. THE BOARD URGES YOU TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID REPLY ENVELOPE. YOUR COOPERATION AS A STOCKHOLDER, REGARDLESS OF THE NUMBER OF SHARES OF STOCK YOU OWN, WILL REDUCE THE EXPENSES INCIDENT TO A FOLLOW-UP SOLICITATION OF PROXIES.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING YOUR SHARES, PLEASE TELEPHONE THE COMPANY AT (201) 604-1800

Sincerely yours,
/s/ Thomas J. Axon

THOMAS J. AXON
Chairman
Jersey City, New Jersey
April 30, 2007

FRANKLIN CREDIT MANAGEMENT CORPORATION

Annual Meeting of Stockholders

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS

The undersigned hereby appoints Thomas J. Axon, Paul D. Colasono and Joseph Caiazzo, or if only one is present, then that individual, with full power of substitution, to vote all shares of Franklin Credit Management Corporation (the “Company”), which the undersigned is entitled to vote at the Company’s Annual Meeting to be held at the corporate offices of the Company, on Tuesday, June 5, 2007, at 2:00 p.m., New York time, and at any adjournment or postponement thereof, hereby ratifying all that said proxies or their substitutes may do by virtue hereof, and the undersigned authorizes and instructs said proxies to vote as follows:

1.	ELECTION OF DIRECTORS. To elect the nominees for Class 2 Director below for a term of three years:

☐	FOR ALL NOMINEES LISTED BELOW (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY from all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below.)

Michael Bertash
Frank B. Evans, Jr.
Steven W. Lefkowitz

2. RATIFICATION OF APPOINTMENT OF AUDITORS: To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2007:

FOR ☐	AGAINST ☐	ABSTAIN ☐

and in their discretion, upon any other matters that may properly come before the meeting or any adjournments or postponements thereof.

(Continued and to be dated and signed on the other side.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

Receipt of the Notice of Annual Meeting and of the Proxy Statement and Annual Report of the Company accompanying the same is hereby acknowledged.

Dated: _____________________________, 2007
(Signature of Stockholder)

(Signature of Stockholder)
Your signature should appear the same as your name appears herein. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized Officer.